Exhibit 19.1

VERITONE, INC.

POLICY ON INSIDER TRADING
AND UNAUTHORIZED DISCLOSURES
Approved by Board on December 12, 2023

To: All Employees, Officers and Directors of Veritone, Inc. and its Subsidiaries

The following information regarding our Policy on Insider Trading and Unauthorized Disclosures may be summarized simply as follows: DO NOT trade on or pass to others any Insider Information about the Company or those with whom the Company has a business relationship. To do so could have grave consequences to both you and the Company.

I.
Background
A.
Purpose. Under the federal securities laws, it is illegal to trade in the securities of Veritone, Inc. while in the possession of material nonpublic information about Veritone, Inc., or any of its divisions, subsidiaries, affiliates, or successors (collectively, the “Company”). It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors.

Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel. The SEC and the national stock exchanges are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Policy on Insider Trading and Unauthorized Disclosures (this “Policy”).

B.
Persons Subject to this Policy. This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

Exhibit 19.1

This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy.
C.
Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including, but not limited to, the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible notes or debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
D.
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties (both civil and criminal) and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
E.
Administration of the Policy – Compliance Officer. The head of the Company’s Legal Department shall serve as the Compliance Officer for the purposes of this Policy, and in his/her absence, the Company’s Chief Financial Officer, or another employee designated by the Compliance Officer, shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
II.
Statement of Policy
A.
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.
Recommend the purchase or sale of any Company Securities;

Exhibit 19.1

3.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

B.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose Company information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may not pass on to others any nonpublic information about the Company or recommend the purchase or sale of the Company’s securities while in the possession of material nonpublic information. Unless authorized by the Compliance Officer, you may not discuss the Company or its business in an Internet chat room or on any other Internet based forum.
C.
Definition of Material Nonpublic Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•
Projections of future financial performance, earnings or losses, or other earnings guidance;

Exhibit 19.1

•
Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
A major contract award or cancellation of an existing significant contract;
•
The gain or loss of a significant customer, partner, distributor or supplier;
•
A pending or proposed joint venture, merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A Company restructuring;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for Company Securities;
•
A significant change in the Company’s pricing or cost structure;
•
A change in management;
•
Significant related party transactions;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
All engineering and/or R&D information, including but not limited to, roadmap, issue tracking information, release schedules, source code, ai models, training data and any other similar work product;
•
Development of a significant new platform capability, or new product, process or service;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
Impending bankruptcy or the existence of severe liquidity problems; and
•
The imposition of a ban on trading in Company Securities or the securities of another company.

20-20 Hindsight. Please be advised that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any

Exhibit 19.1

transaction, you should carefully consider how enforcement authorities and others might view your transaction in hindsight.

D.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a reputable newswire service (including, without limitation, Dow Jones Newswire, PR Newswire or Global Newswire) or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after two full trading days after the day on which the information is released. If, for example, the Company were to make an announcement after trading begins on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

E.
Transactions by Family Members and Others. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
F.
Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
G.
Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

Exhibit 19.1

1.
Stock Option Exercises. This Policy does not apply to the cash exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan (if such purchase option is available under the plan) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan (if applicable), including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your sales of Company Securities purchased pursuant to the plan.
5.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to any dividend reinvestment plan.
6.
Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Exhibit 19.1

7.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
H.
Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may NOT engage in any of the following transactions (except as specifically provided below):

1. Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

2. Publicly Traded Company Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

3. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

4. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities

Exhibit 19.1

in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

5. Standing Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

III.
Additional Procedures.

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A.
Pre-Clearance Procedures. The persons identified on Exhibit A annexed hereto (“Pre-Clearance Persons”), as well as the Family Members and Controlled Entities of such persons, are designated by the Compliance Officer as being subject to the pre-clearance procedures set forth in this Section III.A, and such Pre-Clearance Persons may not engage in any transaction, or enter into, modify or terminate any contract, instruction or written plan or arrangement, in Company Securities, even during an open trading window, without first obtaining pre-clearance of the transaction from the Compliance Officer or his/her designee. A request for pre-clearance by a Pre-Clearance Person should be submitted to the Compliance Officer at least three (3) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance by a Pre-Clearance Person. The Compliance Officer or his or her designee will then determine whether the Pre-Clearance Person may proceed and may determine not to permit the transaction. If a Pre-Clearance Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. Pre-cleared transactions not completed within two trading days will require new pre-clearance.

Exhibit 19.1

When a request for pre-clearance is made by a Pre-Clearance Person, such Pre-Clearance Person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer or his/her designee. The requesting Pre-Clearance Person should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requesting Pre-Clearance Person should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

B.
Quarterly Trading Restrictions. All persons covered by this Policy, as well as their Family Members or Controlled Entities, are prohibited from conducting any transactions involving the Company's Securities (other than as specified by this Policy), regardless of whether they are aware of material non-public information or not, during a “Black-out Period” beginning 15 days prior to the end of each fiscal quarter of the Company and ending as of the close of trading on the second trading day following the date of the public release of the Company's earnings results for that quarter. That means that, except as described in this Policy, all persons (subject to pre-clearance being received for any Pre-Clearance Person) covered by this Policy will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly earnings results and end at the beginning of the next quarterly Blackout Period. During the limited open trading window periods, Pre-Clearance Persons may only transact in Company Securities after pre-clearing such transaction in accordance with the procedures set forth in Section III.A above. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

Please note that the quarterly Blackout Period may commence early or may be extended if, in the judgment of the Compliance Officer, there exists undisclosed information that would make trades by persons covered by this Policy inappropriate. It is important to note that the fact that the quarterly Blackout Period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

C.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company's Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even

Exhibit 19.1

if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
D.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
IV.
Rule 10b5-1 Plans.
A.
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company's “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once a Rule 10b-5 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b-5 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
V.
Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of employment with or service to the Company. If an individual is in possession of material nonpublic information when his or her employment or service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures for Pre-Clearance Persons specified under Section III.A above, however, will cease to apply to that Pre-Clearance Person with respect to transactions in Company Securities as of the date of the Pre-Clearance Person’s cessation from employment or service with the Company.

VI.
Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Exhibit 19.1

Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

VII.
Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Legal Department. . In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a trade may otherwise violate this Policy, you should contact the Legal Department before trading any securities of the Company.

Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Please note: The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy or to comply with the federal securities laws.

No Third Party Rights. This Policy is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.

Exhibit 19.1

EXHIBIT A

Pre-Clearance Persons

1.
Members of the Board of Directors of the Company and each of its subsidiaries.
2.
All officers of the Company as defined under Rule 16a-1 of the Securities Exchange Act of 1934.
3.
All employees of the Company and any of its subsidiaries who hold the title of Director (or its equivalent for any Company subsidiary in a non-US territory) and higher (i.e., Director, Senior Director, Vice-President, Senior Vice President, C-level executive), or the equivalent, in any foreign territory where the Company has a subsidiary.
4.
All employees in the Company’s finance department and legal department, wherever located.